EXHIBIT NO. 23



INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in Registration Statement No. 33-33520 on Form S-8, Registration Statement No. 33-5134 on Form S-3, Post-Effective Amendment No. 1 to Registration Statement No. 33-38349 on Form S-3, Registration Statement 333-69237 on Form S-3, and Registration Statement No. 333-70679 on Form S-8 of Carolina Power & Light Company (the "Company"), of our report dated February 9, 1999 on the consolidated balance sheets and schedules of capitalization of the Company as of December 31, 1998 and 1997, and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1998, appearing in the Company's Current Report on Form 8-K dated February 26, 1999.



/s/ DELOITTE & TOUCHE LLP

Raleigh, North Carolina
February 25, 1999

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